Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement” or the “Employment Agreement”) is by and among Neenah Foundry Company, a Wisconsin corporation (“Employer”), ACP Holding Company, a Delaware corporation (“ACP”), and William M. Barrett (“Executive”).
WITNESSETH:
     WHEREAS, Executive has been a valuable executive of the Employer for many years;
     WHEREAS, Executive, who has been serving as Employer’s President and Chief Executive Officer, wishes to have a reduced role with the Employer, and Employer and Executive have agreed that Executive will have a reduced role with the Employer and ACP following the employment by the Employer of a new President and Chief Executive Officer;
     WHEREAS, Executive, who will remain Chairman of the Board, has been designated as Executive Chairman of Employer and ACP as of the Effective Date (as defined in Article IV hereof); and
     WHEREAS, the Employer and Executive desire to enter into this Employment Agreement to replace the Executive’s Prior Employment Agreement.
     NOW, THEREFORE, intending to be legally bound, Employer agrees to employ Executive, and Executive hereby agrees to be employed by Employer, upon the following terms and conditions as of the Effective Date:
ARTICLE I
EMPLOYMENT
     1.01 Position. Employer hereby agrees to employ Executive as Employer’s Executive Chairman and Executive hereby agrees to such employment. Executive will devote up to 35% of the time that a full time executive officer of the Employer would devote to the business and affairs of the Company Group during the first four months following the Effective Date and will, for the remainder of the Employment Period, devote up to 25% of the time that a full time executive officer of the Employer would devote to the business and affairs of the Company Group. Employer and Executive acknowledge that there will be periods of more concentrated time required of Executive and periods of less concentrated time. The performance of Executive’s duties shall be under the supervision and direction of the board of directors of Employer (the “Board”), or its designated representative. So long as Executive continues to be employed by Employer in the foregoing capacity, he shall also serve as Executive Chairman of ACP and as a member of the boards of directors of ACP and each of its Subsidiaries and any committee thereof to which Executive is appointed.
     1.02 Term. The term of this Agreement shall be the period from the Effective Date until the date on which the Employer or the Executive terminates this Agreement (the period from the Effective Date until the termination of the Agreement shall be referred to herein as the “Employment Period”). The Employer or the Executive may terminate the Employment Period at any time after the first anniversary of the Effective Date on thirty (30) days prior written notice. The Employer may also terminate the Employment Period at any time for Cause.
     1.03 Compensation. During the Employment Period, Executive will receive a salary of $200,000 per year (the “Salary”). The Salary shall be paid by Employer in regular installments in accordance with Employer’s general payroll practices (as in effect from time to time) and shall be subject to customary withholding. Executive shall not receive fees for service on the Board during the Employment Period. Executive shall not be entitled to receive an annual bonus except as otherwise determined by the Board.
     1.04 Executive Benefits. During the Employment Period, the coverages and benefits provided to Executive pursuant to employee benefit plans, policies, programs or arrangements maintained by Employer or any other member of the Company Group shall be, in the aggregate, no less favorable than those provided to Executive immediately prior to the Effective Date. The Executive may continue to use the company car currently provided to Executive, and the car shall be transferred, at no charge, to the Executive at the end of the Employment Period unless the Executive is terminated for Cause.
     1.05 Reimbursement. Employer shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive’s duties under this Agreement that are consistent with the policies of Employer in effect from time to time with respect to travel, entertainment and other business expenses, subject to the requirements of Employer with respect to reporting and documentation of such expenses. As the immediate past president of the Foundry Educational Foundation, Executive and his wife will be reimbursed during the Employment Period for reasonable travel expenses incurred in connection with the Chicago and Waupaca meetings of the Foundry Educational Foundation.
     1.06 Severance. If the Employment Period is terminated by the Employer other than for Cause prior to the first anniversary of the Effective Date, Executive shall continue to receive the Salary, the executive benefits described in Section 1.04, and any incentive payment pursuant to Section 1.07 below that Executive would have received had he remained employed through the first anniversary of the Effective Date. If Executive is terminated after the first anniversary of the Effective Date, Executive shall receive no severance benefits. If Executive is terminated for Cause at any time, Executive will receive no Salary, executive benefits, or other severance payments after such termination. Executive shall not, under any circumstances, be entitled to any benefits pursuant to the Employer’s 2003 Severance and Change of Control Plan.
     1.07 Annual Incentive Plan. Executive will participate in the Employer’s 2003 Management Annual Incentive Plan (the “Annual Incentive Plan”) for fiscal year ended September 30, 2007 but shall not participate for any subsequent fiscal year.
     1.08 Equity Incentive Plan. Executive shall not be entitled to any additional awards under the Employer’s 2003 Management Equity Incentive Plan (the “Equity Incentive Plan”). Executive hereby acknowledges and agrees that the shares of ACP common stock he received pursuant to the Equity Incentive Plan under his Prior Employment Agreement and still owns have not been registered pursuant to the Securities Act or the securities laws of any state and may not be sold or transferred in the absence of an effective registration statement or an exemption from registration thereunder.
ARTICLE II
CONFIDENTIALITY PROVISIONS
     2.01 Confidential Information. Executive acknowledges that the information and data obtained by Executive during his relationship with Employer concerning the business or affairs of Employer (“Confidential Information”) are the property of Employer. Therefore, Executive agrees that, except as required by law or court order, Executive shall not disclose to any unauthorized person or use for Executive’s own account any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act. Executive shall deliver to Employer upon Executive’s resignation as an employee of Employer or removal from such position, or at any other time Employer may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information and the business of the Company Group that Executive may then possess or have under Executive’s control.
ARTICLE III
COVENANTS OF THE EXECUTIVE
     3.01 Duties. Executive agrees to be a loyal employee of the Employer. Executive agrees to devote his best efforts to the performance of his duties for Employer, and to give proper time and attention to furthering Employer’s business. Executive’s duties shall include (a) completing an orderly and seamless transition of Robert E. Ostendorf, Jr., as President and Chief Executive Officer, including (i) regular visits to Employer’s headquarter in Neenah, Wisconsin as determined jointly with the Chief Executive Officer; (ii) availability for telephone consultation at any time; and (iii) direct involvement in the preparation of agenda and supporting material for the July 2007 Board meeting; (b) participating (as directed by the Chief Executive Officer) in the preparation of the 2008 business plan (begins in July 2007, concludes at the October 2007 Board meeting); (c) monitoring and assessing the status and overseeing the progress of the new mold line and working with the Chief Executive Officer to ensure the commercial success of the project; (d) participating in potential acquisition due diligence as requested by the Chief Executive Officer and/or Board; (e) in consultation with the Chief Executive Officer, preparing Board meeting agendas and supporting material; and (f) assuming other specific projects as assigned from time to time by the Board and/or requested by the Chief Executive Officer.
     3.02 Covenant Against Competition. Executive acknowledges that (i) the principal business of the Company Group is the manufacture, distribution and sale of iron castings and steel forgings for the heavy municipal market and iron casting components for the heavy duty truck non-engine drive train and HVAC compressor markets (collectively, the “Company Business”); (ii) the Company Business is national in scope; (iii) Executive’s work for Employer and the Company Group has given and will continue to give him access to the confidential affairs and proprietary information of the Company Group (collectively, “Confidential Company

Information”); (iv) the continued success of the Company Group depends in large part on keeping this information from becoming known to its competitors; and (v) each of ACP and Employer would not have entered into this Agreement but for the covenants and agreements set forth in this Article III. Accordingly, Executive covenants and agrees that:
          (a) During the period commencing on the date hereof and ending on the second anniversary following the Employment Period (the “Restricted Period”), Executive shall not in the United States of America, directly or indirectly, own, operate, manage, control, participate in, consult with, advise, or otherwise engage (including by himself, in association with any Person, or through any Person) (i) in the Company Business; (ii) in any business that otherwise competes with Employer or any other member of the Company Group as such businesses exist or are in process on the date of the termination of the Employment Period; or (iii) become interested in any such Person (other than Employer) as a partner, shareholder, principal, agent, consultant or in any other relationship or capacity; provided, that Executive may own, directly or indirectly, solely as an investment, securities of any such Person that are traded on any national securities exchange if Executive (A) is not a controlling person of, or a member of a group that controls, such Person, (B) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person and (C) has no active participation in the business of such Person.
          (b) During and after the Restricted Period, Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of Employer and any other member of the Company Group, all Confidential Company Information including, without limitation, information with respect to (i) prospective facilities, (ii) sales figures, (iii) profit or loss figures, and (iv) customers, clients, suppliers, sources of supply and customer lists and shall not disclose such Confidential Company Information to anyone outside of the Company Group except with the express written consent of the Board and except for Confidential Company Information that is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive. Executive shall deliver to Employer at the termination of the Employment Period, or at any other time Employer may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Company Information, Work Product (as defined below) or the business of Employer or any other member of the Company Group that he may then possess or have under his control.
          (c) During the Restricted Period, Executive shall not, without the prior written consent of the Board, directly or indirectly, (i) induce or attempt to induce any employee of Employer or any other member of the Company Group to leave the employ of Employer or such member of the Company Group, or in any way interfere with the relationship between Employer or any other member of the Company Group and any employee thereof, or (ii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Employer or any other member of the Company Group to cease doing business with Employer or any member of the Company Group, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Employer or any other member of the Company Group (including, without limitation, making any disparaging statements or communications about Employer or any other member of the Company Group).

          (d) All inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, characters, props, molds and all similar or related information (whether or not patentable) that relate to Employer’s or any other member of the Company Group actual or anticipated business, research and development or existing or future products or services and that are first conceived, developed or made by Executive while an employee of, or a consultant to, Employer or any other member of the Company Group (collectively, “Work Product”) belong to Employer or any other member of the Company Group. Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments) at Employer’s expense. Executive acknowledges and agrees that upon termination of the Employment Period, or at the request of the Board from time to time, Executive shall deliver all Work Product in his possession to Employer.
ARTICLE IV
CERTAIN DEFINITIONS
     “ACP” has the meaning given to such term in the introductory paragraph hereof.
     “Annual Incentive Plan” has the meaning given to such term in Section 1.07 hereof.
     “Board” has the meaning given to such term in Section 1.01 hereof.
     “Cause” means, with respect to Executive, the occurrence of one or more of the following events: (i) such Executive’s willful breach of, or gross negligence or malfeasance in the performance of, Executive’s duties under this Agreement; (ii) any material insubordination by Executive with respect to carrying out the reasonable instructions of the Board; (iii) the conviction for, or the entering of a guilty plea or plea of nolo contendere with respect to, a felony, the equivalent thereof or other crime with respect to which imprisonment of more than one year is a possible punishment or that is expected to result in Significant Injury; (iv) Executive’s breach of a fiduciary obligation to or improper disclosure of a confidence of the Company Group or breach of any other confidentiality or non-competition obligation set forth herein; (v) any act of moral turpitude or willful misconduct by Executive that (1) is intended to result in personal enrichment of Executive or any related person at the expense of the Company Group or (2) is reasonably expected to result in Significant Injury.
     “Company Business” has the meaning given to such term in Section 3.02 hereof.
     “Company Group” means ACP, the Employer and their respective Subsidiaries.
     “Confidential Company Information” has the meaning given to such term in Section 3.02 hereof.
     “Confidential Information” has the meaning given to such term in Section 2.01 hereof.
     “Effective Date” means the date the new President and Chief Executive Officer, Robert E. Ostendorf, Jr., commences employment with the Employer.

     “Employer” has the meaning given to such term in the introductory paragraph hereof.
     “Employment Period” has the meaning given to such term in Section 1.02 hereof.
     “Equity Incentive Plan” has the meaning given to such term in Section 1.08 hereof.
     “Executive” has the meaning given to such term in the introductory paragraph hereof.
     “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
     “Prior Employment Agreement” means the Employment Agreement and Restricted Stock Grant by and among the Employer, ACP and Executive dated October 8, 2003.
     “Restricted Period” has the meaning given to such term in Section 3.02(a) hereof.
     “Salary” has the meaning given to such term in Section 1.03 hereof.
     “Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.
     “Significant Injury” means significant economic or reputational injury to the Company Group (such determination to be made by the Board in its reasonable judgment).
     “Subsidiary” of any Person means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, are owned directly or indirectly by such Person.
     “Work Product” has the meaning given to such term in Section 3.02(d) hereof.
ARTICLE V
GENERAL PROVISIONS
     5.01 Severability. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the restrictive covenants in Article III, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.
     5.02 Authorization to Modify Restrictions. The provisions of this Agreement will be enforceable to the fullest extent permissible under applicable law, and the unenforceability (or modification to conform to law) of any provision will not render unenforceable, or impair, the remainder of this Agreement. If any provision is found invalid or unenforceable, in whole or in part, this Agreement will be considered amended to delete or modify, as necessary, the offending provision or provisions and to alter its bounds to render it valid and enforceable.

     5.03 No Waiver. The failure of either Employer or Executive to insist upon the performance of any term in this Agreement, or the waiver of any breach of any such term, shall not waive any such term or any other term of this Agreement. Instead, this Agreement shall remain in full force and effect as if no such forbearance or waiver had occurred.
     5.04 Entire Agreement. This Agreement, the Annual Incentive Plan and the Equity Incentive Plan represent the entire agreement of the parties with respect to Executive’s employment with Employer and may be amended only by a writing signed by each of them, except as set forth in the Annual Incentive Plan and Equity Incentive Plan. This Employment Agreement supersedes in all respects, as of the Effective Date, the Prior Employment Agreement.
     5.05 Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of Wisconsin without regard to conflicts of laws principles.
     5.06 Recovery of Expenses. Employer has advised Executive to have this Employment Agreement reviewed by an attorney, and Employer agrees to pay the reasonable documented fees and expenses of an attorney to represent Executive in connection with the execution of this Employment Agreement.
     5.07 Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive and any purported assignment by Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of Employer’s assets or business, whether by sale, merger, consolidation, recapitalization, reorganization or otherwise, Employer may assign this Agreement and its rights hereunder without Executive’s consent.
     5.08 Counterparts; Section Headings. This Agreement may be executed in any number of counterparts. Each will be considered an original, but all will constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only and will not affect the construction or interpretation of any of its provisions.
     5.09 Notice. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient. Such notices, demands and other communications shall be sent to the address indicated below unless the Executive or Employer notifies the other of a different address:
To Executive:
William M. Barrett
998 Prairie View
Neenah, Wisconsin 54956

To Employer:
Neenah Foundry Company
2121 Brooks Street
Neenah, Wisconsin 54957
Fax: (920) 729-3633
Attention: Chief Executive Officer
with a copy to (which shall not constitute notice):
Quarles & Brady LLP
411 East Wisconsin Avenue, Suite 2040
Milwaukee, Wisconsin 53202-4497
Fax: (414) 271-3552
Attention: Robert D. Rothacker

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed this 29th day of June, 2007.

/s/ William M. Barrett
William M. Barrett

NEENAH FOUNDRY COMPANY
By:	/s/ Gary W. LaChey
	Name:	Gary W. LaChey
	Title:	Corporate Vice President—Finance and Chief Financial Officer

ACP HOLDING COMPANY
By:	/s/ Gary W. LaChey
	Name:	Gary W. LaChey
	Title:	Corporate Vice President—Finance and Chief Financial Officer